Exhibit 99.1

TransAtlantic Petroleum Announces Entry into

Agreement and Plan of Merger and Loan and Security Agreement

Hamilton, Bermuda (August 7, 2020) -- TransAtlantic Petroleum Ltd. (TSX: TNP) (NYSE American: TAT) (the “Company” or “TransAtlantic”) today announced that the Company has entered into an Agreement and Plan of Merger and a Loan and Security Agreement.

Agreement and Plan of Merger

On August 7, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, TAT Holdco LLC, a Texas limited liability company (“Parent”) controlled by a group of holders (the “Preferred Shareholder Group”) representing 100% of the Company’s outstanding 12.0% Series A Convertible Redeemable Preferred Shares (the “Series A Preferred Shares”), and TAT Merger Sub LLC, a Texas limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which the Company will merge with and into Merger Sub and each of the Company’s issued and outstanding common shares, par value $0.10 per share (“Common Shares”), (other than the Excluded Shares and Dissenting Shares (each as defined in the Merger Agreement)) will be canceled and will be converted automatically into the right to receive $0.13 in cash (the “Merger Consideration”).

The members of the Preferred Shareholder Group are Longfellow Energy, LP (“Longfellow”), Dalea Partners, LP (“Dalea”), the Alexandria Nicole Mitchell Trust 2005, the Elizabeth Lee Mitchell Trust 2005, the Noah Malone Mitchell Trust 2005, Stevenson Briggs Mitchell, KMF Investments Partners, LP, West Investment Holdings, LLC, Randall I. Rochman, and Betsy Rochman. Longfellow and Dalea are affiliates of the Chairman of the Company’s Board of Directors and Chief Executive Officer, N. Malone Mitchell 3rd (“Mitchell”).

A special committee comprised entirely of independent and disinterested directors of the Company’s board of directors (the “Board”) voted unanimously to recommend to the Board that it, and thereafter the Board (other than Mitchell, Randall I. Rochman, and Jonathon T. Fite) voted unanimously to approve and declare, among other things, that (i) the merger, the Merger Agreement, a guaranty made in connection with the Merger Agreement (collectively, the “Merger Documents”) and the transactions contemplated by the Merger Documents are procedurally fair to, and advisable and in the best interests of, the Company and its shareholders, including the Company’s unaffiliated shareholders, and (ii) the Merger Consideration is fair to, both from a financial point of view and otherwise, advisable and in the best interests of the Company’s shareholders, including the Company’s unaffiliated shareholders. Seaport Gordian Energy LLC served as the financial advisor to the special committee in connection with the merger and the Merger Agreement.

If the merger is consummated, the Company’s Common Shares will be delisted from the NYSE American Exchange and Toronto Stock Exchange and deregistered under the Securities Exchange Act of 1934, as amended, as soon as practicable following the effective time of the merger

The Merger Agreement contains representations, warranties, covenants, and termination rights provisions customary for transactions of this type.

Shareholders of the Company will be asked to vote on the adoption and approval of the Merger Agreement, a Bermuda statutory merger agreement, and the transactions contemplated thereby at a special meeting of the Company’s shareholders that will be held on a date to be announced. Consummation of the merger is subject to customary conditions, including without limitation, the adoption and approval of the Merger Agreement and the Bermuda statutory merger agreement by holders of Common Shares by at least 75% of the votes cast and holders of Series A Preferred Shares with at least 75% of the votes cast, in each case at a duly convened meeting of the shareholders of the Company at which a quorum is present (the “Requisite Company Vote”). In connection with the execution of the Merger Agreement, the members of the Preferred Shareholder Group have entered into a voting agreement pursuant to which such shareholders have agreed to vote in favor of the merger and the adoption of the Merger Agreement, subject to the limitations set forth in the voting agreement.

Loan and Security Agreement

On August 7, 2020, the Company entered into a Loan and Security Agreement (the “Loan Agreement”) with Dalea Investment Group, LLC (the “Lender”), an entity controlled by the Preferred Shareholder Group. Pursuant to the Loan Agreement, the Lender has committed to lend to the Company an aggregate principal amount of up to $8,000,000 (the “Loan”). Advances shall be made available by Lender and applied by the Company in accordance with a budget agreed to by the Lender and the Company and subject to milestones set forth in the Loan Agreement. The Company intends to use the proceeds of the Loan to finance the working capital needs of the Company and its subsidiaries in accordance with the budget.

The outstanding borrowings under the Loan Agreement bear interest at a rate equal to 10% per annum. Principal on the Loan does not amortize and is required to be repaid in full on the maturity date of August 7, 2021. The Loan may be optionally prepaid in whole or in part from time to time without fee, premium, or penalty.

The Company’s obligations under the Loan Agreement are secured by all of the Company’s present and future accounts, chattel paper, commercial tort claims, commodity accounts, commodity contracts, contracts receivable, deposit accounts, documents, financial assets, general intangibles, instruments, investment property (including all of the Company’s right, title, and interest in and to all of the capital stock of TransAtlantic Petroleum (USA) Corp. and TransAtlantic Worldwide Ltd., each a wholly-owned direct subsidiary of the Company), letters of credit, letter of credit rights, payment intangibles, securities, notes receivable, choses of action, security accounts, and security entitlements, now or hereafter owned, held, or acquired.

The Loan Agreement contains representations, warranties, covenants, and events of default.

About TransAtlantic

The Company is an international oil and natural gas company engaged in the acquisition, exploration, development, and production of oil and natural gas. The Company holds interests in developed and undeveloped properties in Turkey and Bulgaria.

(NO STOCK EXCHANGE, SECURITIES COMMISSION, OR OTHER REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED THE INFORMATION CONTAINED HEREIN.)

Forward-Looking Statements

Certain statements in this press release regarding the Merger Agreement and the proposed merger constitute “forward-looking statements” under the federal securities laws. These forward-looking statements are intended to be covered by the safe harbors created by the Private Securities Litigation Reform Act of 1995. When the Company uses words such as “anticipate,” “intend,” “plan,” “believe,” “estimate,” “expect,” or similar expressions, it does so to identify forward-looking statements. Forward-looking statements are based on current expectations that involve assumptions that are difficult or impossible to predict accurately and many of which are beyond the Company’s control. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, the occurrence of any event, change, or other circumstances that could give rise to the termination of the Merger Agreement, the inability to obtain the requisite shareholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, risks that the proposed transaction disrupts current plans and operations, the ability to recognize the benefits of the merger, and the amount of the costs, fees, and expenses and charges related to the merger. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected, is contained in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the Company’s Annual Report on Form 10-K, the Company’s quarterly reports on Form 10-Q as well as the Schedule 13E-3 transaction statement and the proxy statement to be filed by the Company. The statements in this press release speak only as of the date of hereof, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as may be required by law.

Additional Information and Where to Find It

In connection with the proposed transaction, the Company will file with the SEC a proxy statement on Schedule 14A. In addition, certain participants in the proposed transaction will prepare and file a Schedule 13E-3 transaction statement that will include the proxy statement on Schedule 14A and may file or furnish other documents with the SEC regarding the proposed transaction. This press release is not a substitute for the proxy statement, the Schedule 13E-3, or any other document that the Company may file or furnish with the SEC. INVESTORS IN, AND SECURITY HOLDERS OF, THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS (INCLUDING THE SCHEDULE 13E-3) THAT ARE FILED OR FURNISHED (OR WILL BE FILED OR FURNISHED WITH THE SEC), AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. When available, investors and security holders may obtain free copies of the proxy statement, the Schedule 13E-3 and other documents filed or furnished with the SEC by the Company through the web site maintained by the SEC at www.sec.gov or by contacting the Corporate Secretary at TransAtlantic Petroleum Ltd., c/o TransAtlantic Petroleum (USA) Corp., 16803 Dallas Parkway, Addison, TX 75001 or at (214) 220-4323.

Participants in the Solicitation

The Company and its directors and executive officers and other members of management and employees may, under SEC rules, be deemed to be “participants” in the solicitation of proxies from the Company’s shareholders in connection with the proposed transaction. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in the proxy statement and Schedule 13E-3 transaction statement relating to the merger when it is filed with the SEC. Information regarding directors and executive officers, including a description of their direct interests, by security holdings or otherwise, in the Company is contained in the Company’s definitive annual meeting proxy statement filed with the SEC on April 20, 2020. You may obtain a free copy of this document as described in under the heading “Additional Information and Where to Find It” above. Investors may obtain additional information regarding the direct and indirect interests of such potential participants in the proposed transaction by reading the proxy statement, Schedule 13E-3 transaction statement, and the other relevant documents filed with the SEC when they become available.

Contacts:

Tabitha Bailey
Vice President, General Counsel, and Corporate Secretary
(214) 265-4708
TransAtlantic Petroleum Ltd.
16803 Dallas Parkway
Addison, Texas 75001
http://www.transatlanticpetroleum.com